RESCISSION; TERMINATION AND SHARE EXCHANGE AGREEMENT

RESCISSION; TERMINATION AND SHARE EXCHANGE AGREEMENT, dated January 31, 2007 (this “Agreement”), among Shenzhen iASPEC Software Engineering Company Limited (“iASPEC”), the shareholders of iASPEC who are signatories hereto (each, an “iASPEC Shareholder,” and collectively, the “iASPEC Shareholders”), including Jiang Huai Lin (“Mr. Lin”), Bo Hai Wen Technology (Shenzhen) Company Limited (“Bo Hai Wen”), China Public Security Holdings Limited (“CPST BVI”) and Irish Mag, Inc. (“Irish Mag”). Each of the parties hereto are referred to as a “Party” and collectively as the “Parties”.

BACKGROUND

Irish Mag is a U.S. public reporting company whose common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “IRHM.OB”. CPST BVI is a British Virgin Islands company and it is Irish Mag’s wholly-owned subsidiary. Bo Hai Wen is a company that was formed in the People’s Republic of China and is CPST BVI’s wholly-owned subsidiary.

iASPEC is a company that was formed in the People’s Republic of China. Mr. Lin is a controlling shareholder of iASPEC. As a result of the Agreements (as defined below) Mr. Lin became a controlling shareholder of Irish Mag and, as a result of the transactions contemplated hereby, Mr. Lin will remain a controlling stockholder of Irish Mag.

On January 17, 2006, Mr. Lin formed CPST BVI. On June 23, 2006, CPST BVI formed Bo Hai Wen. On October 6, 2006, Mr. Lin sold all of the issued and outstanding capital stock of CPST BVI (the “BVI Stock”) to Irish Mag for $50,000 (such sale of CPST BVI shares for cash being referred to herein as the “BVI Stock Sale Transaction”).

On October 16, 2006, Mr. Lin and Bo Hai Wen entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, on November 9, 2006, Mr. Lin caused iASPEC to transfer to Bo Hai Wen (a) RMB 14,000,000 (approximately $1,750,000) in cash (the “Cash Payment”) and (b) all of iASPEC’s accounts receivable as of August 31, 2006, valued at RMB 27,286,172 (approximately $3,410,771) (the “Accounts Receivable”). In exchange for causing iASPEC to transfer the Cash Payment and the Accounts Receivable, Bo Hai Wen transferred to Mr. Lin 8,601,286 shares (the “SPA Shares”) of Irish Mag’s Common Stock.

On October 20, 2006, iASPEC and Bo Hai Wen entered into a Software License Agreement (the “Software License Agreement”). Pursuant to the Software License Agreement, on November 13, 2006, iASPEC transferred to Bo Hai Wen the right to use certain software (“Software”) owned by iASPEC in exchange for 16,898,714 shares (the “Software Shares”) of Irish Mag common stock. These shares were issued to the iASPEC Shareholders.

On October 9, 2006, Bo Hai Wen entered into a Business Turnkey Agreement (“Turnkey Agreement”) with iASPEC. The Turnkey Agreement contained the terms and provisions governing the future cooperation between iASPEC and Bo Hai Wen whereby Bo Hai Wen would provide services to iASPEC customers in exchange for revenues generated by such customers.

The Parties desire to rescind the BVI Stock Sale Transaction and to simultaneously restructure the arrangements provided for by the Stock Purchase Agreement and the Software License Agreement (collectively, the “Agreements”) by terminating the Agreements and entering into this Agreement. iASPEC and Bo Hai Wen are also simultaneously amending and restating the Turnkey Agreement on the date hereof to better define the commercial arrangements between those Parties and to re-grant to Bo Hai Wen the software license that had previously been granted to Bo Hai Wen under the Software License Agreement. Finally, Mr. Lin is simultaneously exchanging the BVI Stock for 25,500,000 shares of common stock of Irish Mag (the “Reissued Irish Mag Shares”), being the sum of the Software Shares and the SPA Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises of the Parties and the terms and conditions hereof, the Parties hereby agree as follows:

1. RESCISSION OF BVI STOCK SALE TRANSACTION

The BVI Stock Sale Transaction is hereby rescinded in its entirety. Irish Mag shall be deemed to have returned to Mr. Lin all of the shares of BVI Stock held by Irish Mag. Mr. Lin shall promptly (and in any event within ten (10) days) pay to Irish Mag Fifty Thousand Dollars ($50,000) constituting the return of the purchase price previously received by Mr. Lin in the BVI Stock Sale Transaction.

2. TERMINATION OF AGREEMENTS

Each of the Agreements is hereby terminated and of no further force and effect. In consideration of the mutual promises herein contained and such other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each Party hereto hereby releases and forever discharges each other Party hereto, its officers, directors, employees, agents and representatives from any and all claims, liabilities, suits and damages arising or in any way related to the Agreements (other than any claim, liability, suit or damages arising from a Party’s obligations under this Agreement) and agrees not to commence any such suit or make any such claim against any other Party, its officers, directors, employees, agents or representatives. Each Party hereto represents and warrants to the other Party that he has not made any such claim or suit prior to the date hereof.

3. RETURN OF CASH PAYMENT AND ACCOUNTS RECEIVABLE

(a) If it has not already done so, Bo Hai Wen shall promptly (and in any event within ten (10) days) pay back to iASPEC the Cash Payment.

(b) Bo Hai Wen hereby transfers and conveys back to iASPEC the Accounts Receivable.

4. SHARE EXCHANGE

Mr. Lin hereby sells, transfers, conveys, assigns and delivers to Irish Mag the BVI Stock free and clear of all liens, security interests or encumbrances of any kind in exchange for the Reissued Irish Mag Shares, which Irish Mag hereby sells, transfers, conveys and assigns to Mr. Lin free and clear of all liens, security interests or encumbrances of any kind.

5. REPRESENTATIONS BY MR. LIN

Mr. Lin represents and warrants to the Irish Mag that:

(a) Mr. Lin is an “Accredited Investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”);

(b) The Reissued Irish Mag Shares are being acquired by Mr. Lin for his own account, for investment purposes and not with a view to the sale or distribution of all or any part of the Reissued Irish Mag Shares, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Act, and the rules and regulations promulgated thereunder;

(c) Mr. Lin has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of purchasing the Reissued Irish Mag Shares;

(d) Mr. Lin has reviewed copies of such documents and other information as Mr. Lin has deemed necessary in order to make an informed investment decision with respect to his purchase of the Reissued Irish Mag Shares;

(e) Mr. Lin understands that the Reissued Irish Mag Shares may not be sold, transferred or otherwise disposed of without registration under the Act or the availability of an exemption therefrom;

(f) Mr. Lin understands and has the financial capability of assuming the economic risk of an investment in the Reissued Irish Mag Shares for an indefinite period of time;

(g) Mr. Lin has been advised by Irish Mag that Mr. Lin will not be able to dispose of the Reissued Irish Mag Shares, or any interest therein, without first complying with the relevant provisions of the Act and any applicable state securities laws;

(h) Mr. Lin understands that the provisions of Rule 144 promulgated under the Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, may not be currently, and may not hereafter be, available with respect to the Reissued Irish Mag Shares;

(i) Mr. Lin acknowledges that the Irish Mag is under no obligation to register the Reissued Irish Mag Shares or to furnish any information or take any other action to assist Mr. Lin in complying with the terms and conditions of any exemption which might be available under the Act or any state securities laws with respect to sales of the Reissued Irish Mag Shares in the future; and

(j) Mr. Lin understands the tax consequences and risks of this transaction, and will seek professional assistance in reviewing the tax consequences this transaction and in the preparation of his tax returns.

6. MISCELLANEOUS

This Agreement and the Amended and Restated Turnkey Agreement constitute the entire agreement between the Parties regarding the subject matter hereof and supersede all prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. No changes, modifications, or waivers to this Agreement will be effective unless in writing and signed by all of the Parties. In the event that any provision hereof is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that these terms and conditions shall otherwise remain in full force and effect and enforceable. The terms and conditions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. No Party may assign its rights or delegate its duties under this Agreement without the express prior written consent of the other Parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written:

iASPEC: SHENZHEN iASPEC SOFTWARE ENGINEERING COMPANY LIMITED By: /s/ Jiang Huai Lin Jiang Huai Lin President	BO HAI WEN: BO HAI WEN TECHNOLOGY (SHENZHEN) COMPANY LIMITED By: /s/ Zhang Xian Zhang Xian Director

iASPEC SHAREHOLDERS: /s/ Jiang Huai Lin Jiang Huai Lin /s/ Cai Jinzhu Cai Jinzhu	CPST BVI : CHINA PUBLIC SECURITY HOLDINGS LIMITED By: /s/ Jiang Huai Lin Jiang Huai Lin Director

IRISH MAG: IRISH MAG, INC. By: /s/ Jiang Huai Lin Jiang Huai Lin President and Chief Executive Officer

Rescission Termination and Share Exchange Agreement